EXHIBIT 99-1

                       MEDIMMUNE, INC.


             Certificate of Officer (pursuant to
             Section 27 of the Rights Agreement)



          The undersigned, an officer of MedImmune, Inc., a Delaware corporation, (the "Company"), pursuant to Section 27 of the Rights Agreement, dated as of July 9, 1997 (the
"Original Rights Agreement"), between the Company and
American Stock Transfer & Trust Company, hereby certifies as follows:

          (i) The Board of Directors, by unanimous written consent, has adopted an Amended and Restated Rights Agreement ("Amended and Restated Rights Agreement") in order to eliminate the provisions of the Original Rights Agreement relating to Continuing Directors;

          (ii) The amendment of the Original Rights Agreement by the Amended and Restated Rights Agreement does not materially adversely affect the interests of the holders of Rights
               Certificates;

          (iii)     The amendment of the Original Rights
               Agreement by the Amended and Restated Rights
               Agreement complies with the terms of Section
               27 of the Original Rights Agreement.

          All capitalized terms used herein but not defined herein shall have the meaning set forth in the Original
Rights Agreement.

          IN WITNESS WHEREOF, the undersigned has signed this Officer's Certificate as of the 31st day of October, 1998.


                           By /s/ Carol A. Iorio
                                Name: Carol A. Iorio
                                Title: Corporate Secretary